Exhibit 99.1

PRESS RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

   (310) 394-6000

MACERICH ANNOUNCES SECOND QUARTER RESULTS

Santa Monica, CA (8/03/06) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended June 30, 2006 which included net income available to common stockholders of $25.7 million or $.36 per share-diluted compared to $6.7 million or $.11 per share-diluted for the quarter ended June 30, 2005. For the six months ended June 30, 2006, net income increased to $33.1 million compared to $24.9 million for the six months ended June 30, 2005. Funds from operations (“FFO”) diluted was $85.3 million or $.96 per share compared to $77.0 million or $1.00 per share for the quarter ended June 30, 2005. For the six months ended June 30, 2006, FFO-diluted was $175.4 million compared to $153.0 million for the six months ended June 30, 2005. The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Highlights:

•      During the quarter, Macerich signed 398,000 square feet of specialty store leases at average initial rents of $41.14 per square foot. Starting base rent on new lease signings was 24.5% higher than the expiring base rent.

•      Total same center tenant sales, for the quarter ended June 30, 2006, were up 4.4% compared to sales for the quarter ended June 30, 2005.

•      Portfolio occupancy at June 30, 2006 was 92.1% compared to 92.3% at June 30, 2005. On a same center basis, occupancy was 92.1% at June 30, 2006 compared to 92.6% at June 30, 2005.

•      In June, Macerich sold Scottsdale 101 for a total price of $117.6 million. In late July, Greeley Mall, Holiday Village Mall, and Parklane Mall were also sold for a combined sale price of $105 million. The Macerich share of total gain on sale of these assets is in excess of $60 million.

•      In July, Macerich upsized its line of credit from $1.0 billion to $1.5 billion. The average borrowing rate was reduced by .25% to 1.15% over LIBOR and the maturity was extended to 2010.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by improvement of our balance sheet through continued refinancing activity and sale of non-core assets. The recent sale of four such non–core assets continues our strategy of recycling and redeploying our capital. The strengthening of our balance sheet leaves us very well positioned to take advantage of the pipeline of development and redevelopment opportunities in our existing portfolio.

Although our results were adversely impacted by the increase in short term interest rates compared to a year ago, our core operations continue to be strong. Occupancy remained high, leasing spreads and the volume of leasing were excellent and mall tenant sales growth continues at a healthy level. ”

Redevelopment and Development Activity

The opening of the first phase of Twenty-Ninth Street, an 877,000 square foot shopping district in Boulder, Colorado, is planned for October 12 with the balance of the project scheduled for completion in the spring 2007. The project is 75% leased with another 15% of the space committed. Tenants include Ann Taylor Loft, Apple, Bath and Body Works, Borders, California Pizza Kitchen, Century Theatres, Coldwater Creek, Home Depot, J. Jill, Macy’s, Muttropolis, Puma, Purple Martini, Victoria’s Secret and Wild Oats Market.

Construction began on the 435,000 square foot Village at Flagstaff Mall, a 45 acre large format and lifestyle expansion of Flagstaff Mall. The project is expected to be completed in phases starting in the fall of 2007.

At Westside Pavilion in Los Angeles, construction continues on the redevelopment of the western portion of the center that will include a 104,000 square foot state of the art Landmark Theatre, a Barnes & Noble and restaurants. The estimated completion of the redevelopment is Fall 2007.

In February, construction began on the SanTan Village regional shopping center in Gilbert, Arizona. The center is an outdoor open air streetscape project planned to contain in excess of 1.2 million square feet on 120 acres. The center will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office and restaurants. Additional tenants include American Eagle Outfitters, Ann Taylor Loft, Borders, Charlotte Russe, Chico’s, Coldwater Creek, J. Jill, Lucy, Pac Sun and Soma. The project is scheduled to open in phases starting in the fall of 2007, with the retail phases expected to be completed by late 2008.

Asset Sales

Macerich continued its strategy of selling non-core assets with the June sale of Scottsdale 101, a power center located in Phoenix, Arizona, for $117.6 million. Macerich owned 46% of the asset. The center was developed by the Westcor subsidiary of Macerich with completion in 2004.

In July, Holiday Village Mall, Greeley Mall and Parklane Mall were sold for an aggregate total purchase price of $105 million. In addition, the sale of Great Falls

Marketplace is scheduled to close in August. It is anticipated that the gain on the sale of these four assets will exceed $48 million. These centers totaled 1.6 million square feet and averaged $239 per square foot in annual tenant sales.

The average capitalization rate for the above sales is approximately 7.5%.

Financing Activity

The Company’s line of credit was upsized from $1.0 billion to $1.5 billion in July. The borrowing spread was reduced by .25% to 1.15% over LIBOR at the current leverage level. The maturity was extended from July 2007 to April 2010.

In July, a $61 million, 6.625% fixed rate, 10-year loan was placed on Crossroads Mall. On April 19, a $115 million loan was placed on the Centre at Salisbury. The loan is a ten-year fixed rate loan bearing interest at 5.789%. The proceeds of the above loans were used primarily to pay-down floating rate debt.

At the Twenty-Ninth Street development, a $115 million floating rate construction loan closed in June. The initial floating interest rate is LIBOR plus 1.25% for a term of up to three years.

Earnings Guidance

Management is revising upward its guidance for EPS and reducing its guidance range for FFO per share for 2006.

Revised guidance for 2006 and reconciliation of EPS to FFO per share and to EBITDA per share:

	Range per share:
Fully Diluted EPS	$1.73	-	$1.83
Plus: Real Estate Depreciation and Amortization	3.71	-	3.71
Less: gain on sales of depreciated assets	(.89)	-	(.89)
Less: impact of preferred stock (dilutive to FFO)	(.10)	-	(.10)
Fully Diluted FFO per share	$4.45	-	$4.55

Plus: Interest Expense per share	4.32	-	4.32
Plus: Effect of preferred stock dividends	.39	-	.39
Plus: other items	.13	-	.13
EBITDA per share	$9.29	-	$9.39

This range is based on many assumptions, including the following:

Management expects 2006 same center EBITDA to grow at a 3.0% to 3.5% rate compared to 2005 results. EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

Management’s original guidance was based on the forward LIBOR curve at the date of the original guidance and assumed short-term LIBOR interest rates would increase to

5.00% by year-end 2006. The new guidance range assumes LIBOR will reach 5.70% by year-end 2006.

The above guidance also reflects the impact on EPS and FFO of the sale of Holiday Village, Greeley Mall, Great Falls Marketplace, Parklane Mall and Scottsdale 101.

The guidance is based on management’s current view of the current market conditions in the regional mall business. Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential mall acquisitions or dispositions other than those that have closed or are under contract as of August 3, 2006. The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 79 million square feet of gross leaseable area consisting primarily of interests in 73 regional malls. Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com. The call begins today, August 3, 2006 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended June 30,		Ended June 30,		Ended June 30,
	Unaudited				Unaudited
	2006	2005	2006	2005	2006	2005
Results of Operations:

Minimum Rents	$127,483	$116,657	$(1,554)	$(1,937)	$125,929	$114,720
Percentage Rents	2,754	3,068	—	—	2,754	3,068
Tenant Recoveries	65,932	57,172	(400)	(577)	65,532	56,595
Management Companies Revenues	7,369	6,164	—	—	7,369	6,164
Other Income	6,341	6,034	(91)	(75)	6,250	5,959
Total Revenues	209,879	189,095	(2,045)	(2,589)	207,834	186,506

Shopping center and operating expenses	70,151	59,687	(721)	(971)	69,430	58,716
Management Companies’ operating expenses	12,125	13,329	—	—	12,125	13,329
Income tax expense <benefit>	218	(529)	—	—	218	(529)
Depreciation and amortization	59,411	54,173	—	(808)	59,411	53,365
General, administrative and other expenses	3,292	3,865	—	—	3,292	3,865
Interest expense	71,188	61,718	(666)	(930)	70,522	60,788
Loss on early extinguishment of debt	—	—	—	—	—	—
Gain (loss) on sale or writedown of assets	62,961	(141)	(62,961)	—	—	(141)
Pro rata income (loss) of unconsolidated entities (c)	17,861	16,338	—	—	17,861	16,338
Minority interests in consolidated joint ventures	37,904	255	(37,363)	56	541	311
Income (loss) of the Operating Partnership from continuing operations	36,412	12,794	(26,256)	64	10,156	12,858

Discontinued Operations:
Gain (loss) on sale of asset	—	—	25,952	—	25,952	—
Income from discontinued operations	—	—	304	(64)	304	(64)
Income before minority interests of OP	36,412	12,794	—	—	36,412	12,794
Income allocated to minority interests of OP	4,770	1,480	—	—	4,770	1,480
Net income before preferred dividends	31,642	11,314	—	—	31,642	11,314
Preferred dividends and distributions (a)	5,970	4,566	—	—	5,970	4,566
Net income to common stockholders	$25,672	$6,748	$0	$0	$25,672	$6,748

Average number of shares outstanding - basic	71,458	59,099			71,458	59,099
Average shares outstanding, assuming full conversion of OP Units (d)	85,023	73,616			85,023	73,616
Average shares outstanding - diluted for FFO (d)	88,650	77,244			88,650	77,244

Per share income- diluted before discontinued operations	—	—			$0.05	$0.11
Net income per share-basic	$0.36	$0.11			$0.36	$0.11
Net income per share- diluted	$0.36	$0.11			$0.36	$0.11
Dividend declared per share	$0.68	$0.65			$0.68	$0.65
Funds from operations “FFO” (b) (d)- basic	$82,860	$74,707			$82,860	$74,707
Funds from operations “FFO” (a) (b) (d) - diluted	$85,327	$77,065			$85,327	$77,065
FFO per share- basic (b) (d)	$0.98	$1.02			$0.98	$1.02
FFO per share- diluted (a) (b) (d)	$0.96	$1.00			$0.96	$1.00

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Six Months		For the Six Months		For the Six Months
	Ended June 30,		Ended June 30,		Ended June 30,
	Unaudited				Unaudited
	2006	2005	2006	2005	2006	2005
Results of Operations:

Minimum Rents	$261,069	$211,453	$(3,623)	$(3,717)	$257,446	$207,736
Percentage Rents	5,720	5,873	(6)	(4)	5,714	5,869
Tenant Recoveries	133,338	103,365	(849)	(949)	132,489	102,416
Management Companies Revenues	14,626	11,441	—	—	14,626	11,441
Other Income	13,289	11,180	(163)	(126)	13,126	11,054
Total Revenues	428,042	343,312	(4,641)	(4,796)	423,401	338,516

Shopping center and operating expenses	138,278	108,345	(1,589)	(1,700)	136,689	106,645
Management Companies’ operating expenses	26,839	24,377	—	—	26,839	24,377
Income tax (benefit) expense	(315)	(1,039)	—	—	(315)	(1,039)
Depreciation and amortization	122,951	91,826	(866)	(1,623)	122,085	90,203
General, administrative and other expenses	6,990	6,517	—	—	6,990	6,517
Interest expense	143,153	104,282	(1,481)	(1,537)	141,672	102,745
Loss on early extinguishment of debt	1,782	—	—	—	1,782	—
Gain (loss) on sale or writedown of assets	62,460	1,464	(62,961)	(297)	(501)	1,167
Pro rata income (loss) of unconsolidated entities (c)	38,877	27,584	—	—	38,877	27,584
Minority interests in consolidated joint ventures	38,407	561	(37,403)	5	1,004	566
Income (loss) of the Operating Partnership from continuing operations	51,294	37,491	(26,263)	(238)	25,031	37,253

Discontinued Operations:
Gain (loss) on sale of asset	—	—	25,952	297	25,952	297
Income from discontinued operations	—	—	311	(59)	311	(59)
Income before minority interests of OP	51,294	37,491	—	—	51,294	37,491
Income allocated to minority interests of OP	6,230	5,679	—	—	6,230	5,679
Net income before preferred dividends	45,064	31,812	—	—	45,064	31,812
Preferred dividends and distributions (a)	11,939	6,923	—	—	11,939	6,923
Net income to common stockholders	$33,125	$24,889	$0	$0	$33,125	$24,889

Average number of shares outstanding - basic	70,152	58,984			70,152	58,984
Average shares outstanding, assuming full conversion of OP Units (d)	83,807	73,452			83,807	73,452
Average shares outstanding - diluted for FFO (d)	87,434	77,080			87,434	77,080

Per share income- diluted before discontinued operations	—	—			$0.16	$0.42
Net income per share-basic	$0.47	$0.42			$0.47	$0.42
Net income per share- diluted	$0.47	$0.42			$0.47	$0.42
Dividend declared per share	$1.36	$1.30			$1.36	$1.30
Funds from operations “FFO” (b) (d)- basic	$170,504	148,303			$170,504	148,303
Funds from operations “FFO” (a) (b) (d) - diluted	$175,437	$153,018			$175,437	153,018
FFO per share- basic (b) (d)	$2.04	$2.03			$2.04	$2.03
FFO per share- diluted (a) (b) (d)	$2.01	$1.99			$2.01	$1.99

(a)          On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for 2006 and 2005 as they would be antidilutive to those calculations. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of of undepreciated assets increased FFO for the three and six months ended June 30, 2006 and 2005 by $3.5 million, $3.6 million, $0.3 million and $1.8 million, respectively, or by $.04 per share, $.04 per share, $.00 per share and $.02 per share, respectively. Additionally, SFAS 141 increased FFO for the three and six months ended June 30, 2006 and 2005 by $4.3 million, $8.9 million, $3.7 million and $6.1 million, respectively or by $.05 per share, $.10 per share, $.05 per share and $.08 per share, respectively.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)         The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding stock options and restricted stock using the treasury method. Also assumes conversion of MACWH, LP units to the extent they are dilutive to the calculation. For the three and six months ended June 30, 2006 and 2005, the MACWH, LP units were antidilutive to FFO.

(e)          In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

On January 5, 2005, the Company sold Arizona Lifestyle Galleries. The sale of this property resulted in a gain on sale of $0.3 million. On June 9, 2006, Scottsdale 101 in Arizona was sold. The sale of this property resulted in a gain on sale, at the Company’s prorata share, of $26.0 million. Additionally, the Company reclassified the results of operations for the three and six months ended June 30, 2006 and 2005 to discontinued operations.

	June 30,	Dec 31
	2006	2005
	(UNAUDITED)
Summarized Balance Sheet Information

Cash and cash equivalents	$45,489	$155,113
Investment in real estate, net (h)	$5,644,885	$5,438,496
Investments in unconsolidated entities (i)	$995,374	$1,075,621
Total Assets	$7,185,246	$7,178,944
Mortgage and notes payable	$4,764,177	$5,424,730
Pro rata share of debt on unconsolidated entities	$1,591,938	$1,438,960

Total common shares outstanding at quarter end:	71,459	59,942
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	16,404	16,647

	June 30,	June 30,
	2006	2005
Additional financial data as of:

Occupancy of centers (f)	92.10%	92.30%
Comparable quarter change in same center sales (f) (g)	4.40%	6.00%

Additional financial data for the six months ended:
Acquisitions of property and equipment - including joint ventures prorata	$265,455	$2,457,446
Redevelopment and expansions of centers- including joint ventures prorata	$80,864	$60,377
Renovations of centers- including joint ventures at prorata	$26,070	$19,609
Tenant allowances- including joint ventures at prorata	$13,624	$14,347
Deferred leasing costs- including joint ventures at prorata	$13,606	$12,690

(f)       excludes redevelopment properties- 29th Street Center, Parklane Mall and Santa Monica Place

(g)    includes mall and freestanding stores.

(h)    includes construction in process on wholly owned assets of $206,929 at June 30, 2006 and $162,157 at December 31, 2005.

(i)        the Company’s prorata share of construction in process on unconsolidated entities of $115,286 at June 30, 2006 and $98,180 at December 31, 2005.

PRORATA SHARE OF JOINT VENTURES

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
(Unaudited)	2006	2005	2006	2005
Revenues:
Minimum rents	$59,100	$51,254	$117,470	$95,819
Percentage rents	1,894	1,644	4,522	3,551
Tenant recoveries	26,403	22,777	54,006	41,937
Other	3,139	2,936	6,676	5,755
Total revenues	90,536	78,611	182,674	147,062

Expenses:
Shopping center expenses	29,286	24,930	60,444	48,249
Interest expense	23,292	20,484	42,753	37,305
Depreciation and amortization	20,585	17,253	41,164	34,748
Total operating expenses	73,163	62,667	144,361	120,302
Gain on sale or writedown of assets	244	254	244	540
Equity in income of joint ventures	244	140	320	284
Net income	$17,861	$16,338	$38,877	$27,584

RECONCILIATION OF NET INCOME TO FFO  (b)(e)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Net income - available to common stockholders	$25,672	$6,748	$33,125	$24,889

Adjustments to reconcile net income to FFO- basic
Minority interest in OP	4,770	1,480	6,230	5,679
(Gain) loss on sale of consolidated assets	(62,961)	141	(62,460)	(1,464)
plus gain on undepreciated asset sales- consolidated assets	3,255	—	3,376	1,308
plus minority interest share of gain on sale of consolidated joint ventures	37,008	—	37,008	—
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(244)	(254)	(244)	(540)
plus gain on undepreciated asset sales- unconsolidated assets	244	258	244	543
Depreciation and amortization on consolidated assets	59,411	54,173	122,951	91,826
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,247)	(1,404)	(3,222)	(1,825)
Depreciation and amortization on joint ventures (pro rata)	20,585	17,253	41,164	34,748
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(3,633)	(3,688)	(7,668)	(6,861)

Total FFO - basic	82,860	74,707	170,504	148,303

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,467	2,358	4,933	4,715
Non-participating preferred units - dividends	n/a - antidilutive		n/a - antidilutive
Participating preferred units - dividends	n/a - antidilutive		n/a - antidilutive
FFO - diluted	$85,327	$77,065	$175,437	$153,018

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$0.36	$0.11	$0.47	$0.42
Per share impact of depreciation and amortization real estate	$0.89	$0.91	$1.83	$1.62
Per share impact of gain on sale of depreciated assets	$(0.26)	$0.00	$(0.27)	$(0.01)
Per share impact of preferred stock not dilutive to EPS	$(0.03)	$(0.02)	$(0.02)	$(0.04)
Fully Diluted FFO per share	$0.96	$1.00	$2.01	$1.99

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBITDA

		For the Three Months		For the Six Months
		Ended June 30,		Ended June 30,
		(UNAUDITED)		(UNAUDITED)
		(All amounts in thousands)		(All amounts in thousands)
		2006	2005	2006	2005
Net income - available to common stockholders		$25,672	$6,748	$33,125	$24,889

Interest expense		71,188	61,718	143,153	104,282
Interest expense - unconsolidated entities (pro rata)		23,292	20,484	42,753	37,305
Depreciation and amortization - consolidated assets		59,411	54,173	122,951	91,826
Depreciation and amortization - unconsolidated entities (pro rata)		20,585	17,253	41,164	34,748
Minority interest		4,770	1,480	6,230	5,679
Less:	Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(2,500)	(2,066)	(4,927)	(2,604)
Loss on early extinguishment of debt		—	—	1,782	—
Loss (gain) on sale of assets - consolidated assets		(62,961)	141	(62,460)	(1,464)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)		(244)	(254)	(244)	(540)
Add:	Minority interest share of gain on sale of consolidated joint ventures	37,008	—	37,008	—
Income tax expense (benefit)		218	(529)	(315)	(1,039)
Preferred dividends		5,970	4,566	11,939	6,923

EBITDA (j)		$182,409	$163,714	$372,159	$300,005

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2006	2005	2006	2005
EBITDA (j)	$182,409	$163,714	$372,159	$300,005

Add: REIT general and administrative expenses	3,292	3,865	6,990	6,517
Management Companies’ revenues (c)	(7,369)	(6,164)	(14,626)	(11,441)
Management Companies’ operating expenses (c)	12,125	13,329	26,839	24,377
EBITDA of non-comparable centers	(50,938)	(38,883)	(107,208)	(49,121)

SAME CENTERS - Net operating income (“NOI”) (k)	$139,519	$135,861	$284,154	$270,337

(j)    EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)   The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.